Exhibit 10.3
WAIVER AGREEMENT
     This WAIVER AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of February, 2011, by and between Holly Corporation, a Delaware corporation (“Holly”), and Matthew P. Clifton (the “Employee”).
     Reference is hereby made to that certain Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), by and among Holly, North Acquisition, Inc., a Wyoming corporation (“Merger Sub”) and Frontier Oil Corporation, a Wyoming corporation (“Frontier”), pursuant to which, subject to the terms and conditions contained therein, Merger Sub will be merged with and into Frontier (the “Merger”), with Frontier remaining the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Holly. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement.
     Now, therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holly and the Employee agree as follows:
     1. Effective Time. The agreements set forth in Section 2 below shall become effective immediately prior to the Effective Time of the Merger; provided, that if the Closing does not occur in accordance with the terms of the Merger Agreement, this Agreement shall terminate and have no further force or effect without the need for any additional action by Holly or the Employee.
     2. Waiver. Employee hereby acknowledges and agrees that the change in his title from Chairman of the Board and Chief Executive Officer to Executive Chairman of the Board and Chief Executive Officer of Holly Energy Partners, LP, and any associated changes in his employment authority, duties or responsibilities with Holly following the consummation of the Merger that are consistent with such change in title, shall not constitute a material reduction or other change in the Employee’s authority, duties or responsibilities for purposes of the definition of “Adverse Change” contained in any equity award listed on Exhibit A hereto. For the avoidance of doubt, a material reduction in salary, benefits, bonus targets and/or long term incentive grants that does not apply generally to executives of Holly and its subsidiaries (including Frontier and its subsidiaries following the Closing of the Merger) and all of their successors, would constitute an “Adverse Change” and is not waived by this Agreement.
     3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.
     4. Entire Agreement. This Agreement constitutes the complete agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written agreements or understandings with respect to the subject matter hereof.
     5. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

     6. Counterparts. This Agreement may be executed in one or more counterparts, including by electronic mail, facsimile and portable document format (.pdf) delivery, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE
By:	/s/ Matthew P. Clifton
Matthew P. Clifton

HOLLY CORPORATION
By:	/s/ David L. Lamp
	Name:	David L. Lamp
	Its:	President

[Signature Page to Waiver Agreement]

Exhibit A
List of Applicable Agreements
Total outstanding equity awards: 171,429 shares/units. From Holly: 137,407 shares outstanding; From HEP: 34,022 units outstanding. All outstanding shares or units with a performance standard are being reported at 100% level (i.e., target level).
1.	Restricted Stock Agreement with Holly Corporation, dated February 2007: 7,293 shares outstanding

2.	Restricted Stock Agreement with Holly Corporation, dated March 2008: 9,006 shares outstanding

3.	Restricted Stock Agreement with Holly Corporation, dated February 2009: 33,042 shares outstanding

4.	Performance Share Unit Agreement with Holly Corporation, dated February 2009: 33,042 shares outstanding

5.	Restricted Stock Agreement with Holly Corporation, dated March 2010: 27,512 shares outstanding

6.	Performance Share Unit Agreement with Holly Corporation, dated March 2010: 27,512 shares outstanding

7.	Performance Unit Agreement with Holly Energy Partners/Holly Logistics Services, dated 2009: 21,460 units outstanding

8.	Performance Unit Agreement with Holly Energy Partners/Holly Logistics Services, dated 2010: 12,562 units outstanding